Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports First Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, April 18, 2008 — Bank of the Carolinas Corporation (Nasdaq: BCAR), today reported financial results for the three months ended March 31, 2008.

For the three month period ended March 31, 2008, the Company reported a net loss of $5,000, as compared to net income of $780,000 in the first quarter of 2007. Diluted earnings per share were $0.00 for the first quarter compared to $0.20 per diluted share for the same period in 2007. First quarter results were significantly affected by the further compression of the Company’s net interest margin, increased provision for loan losses and higher levels of non-interest expense versus the year ago period.

For the three months ended March 31, 2008, the Company’s net interest margin declined to 2.77% compared to 3.31% for the first quarter of 2007. This decrease was due to the Federal Reserve’s aggressive rate cuts during the quarter which led to a 200 basis point drop in the prime rate. Since a significant portion of the Company’s loan portfolio adjusts with prime, rapidly declining rates have a negative impact on the Company’s margin in the near term. Non-interest income for 2008 grew 5.4%; while non-interest expense rose $594,000 or 21.3% over the year ago quarter. Non-interest expense for the current quarter was impacted by the addition of two full service offices opened during 2007. The Company implemented cost savings measures during the last quarter of 2007 and is committed to controlling non-interest expense during 2008.

The provision for loan losses totaled $314,000 for the quarter versus $62,000 in 2007. The allowance for loan losses was 1.07% of total loans as of March 31, 2008 and annualized net charge-offs were 0.21% of average loans outstanding. Non-performing assets stood at 2.09% of assets as of March 31, 2008, compared to 1.92% three months earlier and 0.72% a year ago. Included in non-performing assets at March 31, 2008, was a $4.9 million credit which has a 75% USDA guarantee.

Total assets at March 31, 2008 amounted to $513.4 million, an increase of 8.6% when compared to the prior year amount of $472.8 million. Net loans increased 13.6% over the prior year to $401.1 million while deposits grew to $427.4 million, a 5.0% increase over the prior year. The Company remains well capitalized and raised an additional $5 million of capital during the quarter through trust preferred securities financing, which is included in Tier 1 capital.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Global Market under the symbol BCAR.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Bank of the Carolinas Corporation undertakes no obligation to revise these statements following the date of this press release.

For further information contact:

Eric E. Rhodes

Chief Financial Officer

Bank of the Carolinas Corporation

(336) 751-5755

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands Except Share Data)

(Unaudited)

	March 31,
	2008	2007
Assets
Cash and Due from Banks	$7,909	$5,594
Interest-Bearing Deposits in Banks	5,049	100
Federal Funds Sold	3,541	27,467
Securities Available for Sale	61,727	58,452

Loans	405,440	356,948
Less, Allowance for Loan Losses	(4,355)	(3,735)

Total Loans, Net	401,085	353,213
Properties and Equipment	14,251	11,391
Other Assets	19,795	16,626

Total Assets	$513,357	$472,843

Liabilities
Non-interest Bearing Demand Deposits	$30,589	$29,603
Interest Bearing Demand Deposits	57,518	64,377
Savings Deposits	26,340	11,428
Time Deposits	312,948	301,808

Total Deposits	427,395	407,216

Borrowings	43,155	23,000
Retail Repurchase Agreements	554	994
Other Liabilities	1,831	3,191

Total Liabilities	472,935	434,401

Shareholders’ Equity
Common Stock, Par Value $5 Per Share:
Authorized 15,000,000 Shares; Issued 3,920,752 Shares in 2008 and 3,831,692 Shares in 2007	19,604	19,158
Additional Paid-In Capital	11,721	11,471
Retained Earnings	8,275	7,881
Accumulated Other Comprehensive Income (Loss)	822	(68)

Total Shareholders’ Equity	40,422	38,442

Total Liabilities and Shareholders’ Equity	$513,357	$472,843

Bank of the Carolinas Corporation

Consolidated Statements of Income

(In Thousands Except Share and Per Share Data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Interest Income
Interest and Fees on Loans	$7,091	$7,309
Interest on Securities	726	614
Federal Funds Sold	76	177
Deposits in Other Banks	4	4

Total Interest Income	7,897	8,104

Interest Expense
Deposits	4,386	4,250
Borrowed Funds	273	285

Total Interest Expense	4,659	4,535

Net Interest Income	3,238	3,569
Provision for Loan Losses	314	62

Net Interest Income After Provision for Loan Losses	2,924	3,507

Other Income
Customer Service Fees	293	236
Mortgage Loan Broker Fees	36	31
Investment Services	9	43
Income from Bank Owned Life Insurance	88	82
Other Income	26	37

Total Other Income	452	429

Noninterest Expense
Salaries and Benefits	1,894	1,517
Occupancy and Equipment	499	418
Other Noninterest Expense	988	852

Total Noninterest Expense	3,381	2,787

Income (Loss) Before Income Taxes	(5)	1,149
Income Taxes	—	369

Net Income (Loss)	$(5)	$780

Earnings Per Share
Basic	$—	$0.20
Diluted	$—	$0.20

Weighted Average Shares Outstanding
Basic	3,920,752	3,826,706
Diluted	3,977,182	3,949,095

Bank of the Carolinas Corporation

Performance Ratios

	As of or for the Three Months Ended March 31,
	2008	2007	Change*
Financial Ratios
Return On Average Assets **	0.00%	0.69%	(69	)BP
Return On Average Shareholders’ Equity **	-0.05%	8.27%	(832)
Net Interest Margin **	2.77%	3.31%	(54)

Asset Quality Ratios
Net-chargeoffs to Average Loans **	0.21%	0.07%	14	BP
Nonperforming Loans To Total Loans	2.07%	0.70%	137
Nonperforming Assets To Total Assets	2.09%	0.72%	137
Allowance For Loan Losses To Total Loans	1.07%	1.05%	2

*	BP denotes basis points.
**	Ratio annualized.